UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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KLX Inc.
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On August 17, 2015, KLX Inc. (“KLX”) issued the following letter to its stockholders in connection with its 2015 Annual Meeting of Stockholders that is scheduled to be held on August 26, 2015:

Dear Stockholders:

By now you should have received KLX’s Notice of 2015 Annual Meeting of Stockholders and corresponding Proxy Statement (the “Proxy”).  You can also view the KLX Proxy at:

http://investor.klx.com/phoenix.zhtml?c=253840&p=irol-sec.

We are writing to ask for your support at the 2015 Annual Meeting by voting in accordance with the recommendations of KLX’s Board of Directors (the “Board”) on all proposals.  In particular, we want to request your support on Proposal 2:  Advisory Vote on Executive Compensation, also known as “Say on Pay.”

Over the past week, two proxy advisory service firms issued recommendations on the proposals being submitted to stockholders at the 2015 Annual Meeting, including a recommendation against the advisory vote to ratify named executive officer compensation.  The advisory service firms acknowledged that the compensation decisions for KLX’s named executive officers were made by KLX’s former parent, B/E Aerospace, Inc., prior to the December 16, 2014 spin-off, but also noted that the pay practices reflected in such decisions were ratified by the then board of directors of KLX.

Following the issuance of the proxy advisory service firms’ reports, KLX management reached out to holders of nearly 50% of KLX’s common stock to seek their input with respect to the matters addressed by the proxy advisory service firms.  The Compensation Committee of the Board (the “Compensation Committee”) has evaluated the input KLX received from its discussions with its stockholders, and has retained the services of an independent compensation consultant to ensure that KLX’s named executive officer compensation practices are aligned with best market practices and the long-term interests of KLX’s stockholders.

Benchmarking.  The reports issued by the proxy advisory service firms highlighted the practice of targeting total named executive officer compensation packages at the 75th percentile of KLX’s selected peer group as potentially problematic.  As noted in the Proxy, KLX’s historical pay practices were primarily driven by the compensation philosophy of its former parent, B/E Aerospace, Inc.  In addition, since KLX has been an independent public company for a short time, it is still in the process of developing its executive compensation programs going forward.  However, based on the feedback from KLX stockholders and the advice of its independent compensation consultant, the Compensation Committee has reviewed its existing guidelines for benchmarking and is prepared to commit to revising its benchmarking targets on a going forward basis consistent with best market practices to provide that:

•                  total cash compensation (including base salary and targeted annual cash incentives) will be targeted at approximately the median of KLX’s peer group; and

•                  total actual direct compensation (including base salary, annual cash and long-term incentives) will be targeted at approximately the median of KLX’s peer group.

Since compensation packages will be directly linked to KLX’s performance, actual pay levels may exceed the market median if actual KLX performance exceeds target expectations, or may fall short of the market median for actual performance below target expectations, but we believe this to be in line with best market practices and KLX’s overall pay for performance orientation.

2015 Incentive Compensation.  In addition, the proxy advisory service firms expressed concern over the lack of clarity in the Proxy regarding KLX’s compensation processes going forward and the statement that it intends to “follow a substantially similar process” as B/E Aerospace, Inc. for determining individual performance.  To address this concern, KLX is providing the following additional detail regarding its 2015 incentive compensation programs.

During KLX’s first year as an independent public company, KLX has confronted challenges requiring stand-alone processes and information systems to support its new corporate structure, including the need to establish consistent processes and systems for both of KLX’s two reportable segments:  Aerospace Solutions Group (“ASG”) and Energy Services Group (“ESG”).

For incentive compensation purposes, ASG’s 2015 performance will be based partially upon achieving predetermined operating earnings and cash flow targets, and partially on the extent to which ASG achieves the following non-financial metrics:

•                  improving KLX’s delivery systems to best serve its customers;

•                  implementing an ERP system that more seamlessly interfaces with other segment and corporate reporting units;

•                  improving cash flow through better working capital management;

•                  improving tax efficiencies; and

•                  implementing appropriate operating improvement initiatives.

With regard to assessing ESG’s 2015 management performance, KLX is still at the early stages of melding seven independent companies into a cohesive operating unit in an environment where the entire oilfield service industry faces unprecedented headwinds from historically low commodity prices, rig counts, and cutbacks in capital expenditures by essentially all industry participants, including KLX’s customers.  As a result, ESG’s 2015 management performance will be assessed using a qualitative approach that captures the necessary objectives for the ESG business in these challenging market conditions, including the following:

•                  integration and operations optimization initiatives (consolidate, reorganize and streamline lines of business and management oversight);

•                  develop and implement a single ERP system;

•                  integrate and enhance KLX’s internal controls, including through the development and implementation of enhanced asset management software;

•                  develop and implement robust Health, Safety and Environmental policies and procedures;

•                  implement a single time, attendance and payroll system on a company-wide basis;

•                  develop and implement consistent employee performance measurement practices;

•                  develop and establish consistent billing terms across all business units; and

•                  strategically expand existing product lines and capabilities while selectively pursuing acquisitions.

Stockholder Outreach.  The Compensation Committee is cognizant of the other compensation issues raised by the recent reports from the proxy advisory service firms and is working diligently with its independent compensation consultant to carefully and thoughtfully address each of those concerns as it formulates its comprehensive executive compensation programs and guidelines for the future.  The Compensation Committee values the views of its stockholders on compensation, and intends to continue to engage in regular, meaningful communication with them, to solicit their feedback and to take their input into account in making compensation decisions to ensure that named executive officer compensation remains closely aligned with stockholder interests.  The Compensation Committee is committed to a strong pay for performance orientation, and it is confident that, in the near term, it will be able to adequately address the concerns raised by the proxy advisory service firms.

We appreciate your time and consideration on this matter and ask for your support of the Board’s recommendations to vote “FOR” Proposal 2 (Advisory Vote on Executive Compensation) at the 2015 Annual Meeting.

Sincerely,

/s/ Amin J. Khoury

Amin J. Khoury

Chairman of the Board and Chief Executive Officer

ADDITIONAL INFORMATION AND WHERE TO FIND IT

KLX has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting.  KLX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

KLX, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from KLX stockholders in connection with the matters to be considered at KLX’s 2015 Annual Meeting. Information about KLX’s directors and executive officers is available in KLX’s definitive proxy statement, filed with the SEC on April 30, 2015, for its 2015 Annual Meeting.  To the extent holdings of KLX’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by KLX with the SEC free of charge at the SEC’s website at www.sec.gov.  Copies also will be available free of charge at KLX’s website at www.klx.com or by contacting KLX Investor Relations at (561) 383-5100.